Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of Alliant Techsystems Inc. of our report dated February 24, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Orbital Sciences Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
McLean, Virginia
November 21, 2014